EXHIBIT 10.21

ORION-IMAGIS
SUBCONTRACT

ALAMEDA COUNTY SOFTWARE INTEGRATION
SUBCONTRACT AGREEMENT
SUBCONTRACTOR:	SUBCONTRACT #: OR-00-ALAM-1S
Imagis-Cascade	TYPE: Firm Fixed Price- Completion
1300-1075 West Georgia Street	PHONE: 604 725 4564
Vancouver, BC V6E 3C9	FAX: 604 684 4601

INTRODUCTION

This Subcontract Agreement ("Subcontract"), effective October 11, 2000, is made between ORION SCIENTIFIC SYSTEMS, INC. (hereinafter known as the "Contractor"), a California corporation with offices located at 19800 MacArthur Boulevard, Suite 480, Irvine, California, and Imagis-Cascade Technologies, Inc., (hereinafter known as "Subcontractor"), a Canada corporation with an office located at 1300-1075 West Georgia Street, Vancouver, BC V6E 3C9 Canada. The effort to be performed by Subcontractor under this Subcontract (the "Services") will be part of Contractor's Prime Contract ("County of Alameda Systems Integration Agreement") with the County of Alameda (hereinafter known as "County"). The Services, as more fully defined in Attachment A, specifies the Statement of Work that will be performed on a firm fixed price basis.

SCHEDULE A
SPECIFIC TERMS AND CONDITIONS

1.0     PERIOD OF PERFORMANCE

The period of performance for this Subcontract shall be 29 September 2000 through 31 December 2001, unless amended in writing by mutual agreement of the parties. Unless requested by Contractor and agreed to by Subcontractor, Subcontractor is not obligated to continue to provide Services, and Contractor is not obligated to compensate Subcontractor for expenses incurred or commitments made before or after these dates as specified in each separate task order. The specific period of performance for each task order shall be specified within the task order.

2.0     LABOR RATES AND OTHER COSTS

This fixed price completion contract is executed as an Other Direct Charge under the prime contract. Direct Labor costs, if applicable under this Subcontract, shall not be incurred without prior approval, as defined in the task order.

1

ORION-IMAGIS
SUBCONTRACT

Travel costs, if applicable under this Subcontract, shall not be incurred without prior approval, as defined in the task order. Materials and other direct costs, such as approved travel will be reimbursed on an actual cost basis.

2.1     FUNDING

This Subcontract is funded in the amount specified by the signed letter awarding each task order, for the period designated in each task order. Unless amended in writing by mutual agreement of the parties, Subcontractor is not obligated to incur expenses or make commitments in excess of this amount and Contractor is not obligated to compensate Subcontractor beyond the amount stated.

2.2     INVOICES

Invoices will be mailed in duplicate to:

ORION SCIENTIFIC SYSTEMS, INC.
 Attn: Elizabeth Conley
19800 MacArthur Boulevard, Suite 480
Irvine, California 92612

Requests for payment shall be made on Subcontractor's standard invoice.

Should Subcontractor require reimbursement for Direct Labor under the terms of this Subcontract Agreement, requests for payment shall be made with sufficient detail as to identify the person(s) performing work, the direct productive labor hours (DPLH) expended, and the billing rate for said DPLH. Copies of all direct expenditures, to include applicable employee time records, expense forms and material purchases must accompany submitted invoices.

Invoices will be paid after acceptance by the Contractor and within five days after the Contractor receives payment from the County, subject to the late payment terms and conditions contained in the Contractor's Prime Contract with the County. Should an invoice be refused, the Contractor will return the invoice to the Subcontractor for correction and resubmission. Invoices will not be unreasonably refused. All invoices and payments are subject to later audit by County or other applicable Federal Agency to establish cost reasonableness, allocability and allowability. Contractor's submittal of Subcontractor's invoice to the County for processing and payment does not constitute and shall not be interpreted by either party as acceptance of the Subcontractor's efforts as satisfactory, or acceptance of Subcontractor's charges as allowable.

3.0     TECHNICAL AND CONTRACTUAL REPRESENTATIVES

2

ORION-IMAGIS
SUBCONTRACT

The following authorized representatives are hereby designated for this Subcontract:

Contractor		Subcontractor
Technical:	Eric Zidenberg	Technical:	Andy Amanovich
Contractual:	Edward Heyman	Contractual:	Iain Drummond

3.1     CONTRACTS

     a.     Contacts with the Contractor that affect the Subcontract rates, schedules, Statement Of Work and Subcontract terms and conditions shall be made with the authorized contractual representative. No changes to this Subcontract shall be binding upon either party unless incorporated in a written modification to the Subcontract and signed by each party's contractual representatives or officers, as applicable.

     b.     The effort set forth in the Statement of Work (Attachment A) will be performed under the technical direction of Contractor's technical representative. As set forth in the Statement of Work, Contractor shall have an opportunity to review intermediate reports and status reports documenting Subcontractor's findings prior to Subcontractor's completion of the Services hereunder. If Contractor reasonably believes, that Subcontractor's performance does not conform to Contractor's requirements and specifications as set forth in the Statement of Work at any time prior to or after completion of the Services hereunder, Contractor shall notify Subcontractor in writing of such nonconformance, and Subcontractor shall promptly remedy such nonconformance to Contractor's reasonable satisfaction, at Subcontractor's cost and expense. If Subcontractor is unable to remedy such nonconformance or otherwise complete the Services to Contractor's reasonable satisfaction, Contractor shall have the right to terminate this Subcontract in accordance with Section 15.0.

     c.     When, in the Subcontractor's opinion, Contractor's technical direction constitutes or would otherwise require a change to the Subcontract and/or the Statement of Work, or requires an adjustment to the funding allocated to the Services under a task order, Contractor's contractual representative shall be notified immediately for authorization of such change. Until Contractor provides such authorization, Subcontractor shall perform in accordance with the Subcontract and/or Statement of Work as written.

4.0     DISCLOSURE

Subcontractor shall not disclose information (technical, financial or otherwise) concerning Services under this Subcontract to any party, unless such disclosures are necessary for the performance of the Subcontract effort. No news releases, public announcement, or printed material shall be disclosed without approval from the Contractor. Failure to abide by this clause is grounds for termination of this Subcontract by the Contractor. Notwithstanding the foregoing, Contractor agrees that Subcontractor may disclose this Subcontract and information relating to this Subcontract in connection with the sale of its business to prospective purchasers and

3

ORION-IMAGIS
SUBCONTRACT

investors and their representatives who have signed nondisclosure agreements with Subcontractor.

5.0     PERSONNEL

     a.     For purposes of this clause, "Key Personnel" is defined as those individuals who are mutually recognized by Contractor and Subcontractor as essential to the successful completion and execution of this Subcontract. Personnel designated as "Key Personnel" shall be assigned to the extent necessary for the timely completion of the task to which assigned. Any substitution or reassignment involving Subcontractor's "Key Personnel" assigned to perform Services hereunder shall be made only with persons of substantially equivalent abilities and qualifications and is subject to prior approval of the Contractor, in writing. Contractor reserves the right to direct the removal of any individual assigned to this Subcontract if such individual violates the terms and conditions of this Subcontract. A list of Subcontractor's and Contractor's "Key Personnel" under this Subcontract will be attached as an exhibit to this Subcontract as soon as reasonably practicable following execution of this Subcontract.

     b.     Contractor's Program Manager, after due consultation with Subcontractor, may request Subcontractor to remove any employee of the Subcontractor whose performance is deemed unacceptable and it shall be the responsibility of Subcontractor to so remove and replace that individual at no cost to Contractor.

     c.     If Subcontractor is requested to remove any of Subcontractor's personnel from further performance under this Subcontract for reason of unethical conduct, security reasons or for violation of installation regulations, Subcontractor shall bear all costs associated with such removal including the costs for the replacement of any personnel so removed.

6.0     ASSIGNMENTS AND SUBCONTRACTS

This Subcontract is not assignable and shall not be assigned by Subcontractor without the prior written consent of the Contractor. Further, Subcontractor agrees to obtain Contractor's approval before subcontracting this order or any substantial portion thereof, provided, however, that this limitation shall not apply to the purchase of standard commercial supplies or raw materials. Notwithstanding the foregoing, a merger of Subcontractor with an affiliate of Subcontractor, or the transfer of the business and assets of Subcontractor to such affiliate, or the transfer or assignment of this Subcontract by Subcontractor in connection with the sale of its business to an entity continuing in the testing services business shall not require the prior written consent of Contractor; provided that such person or entity assumes and agrees to keep and perform all of the obligations of Contractor hereunder.

7.0     DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

     a.     SUBCONTRACTOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM USE OF THE

4

ORION-IMAGIS
SUBCONTRACT

SERVICES OR THE RESULTS THEREOF, OR ANY INFORMATION OR DATA INCLUDED THEREIN. SUBCONTRACTOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SERVICES AND/OR RESULTS THEREOF, OR ANY INFORMATION OR DATA INCLUDED THEREIN.

     b.     Contractor warrants that it has all necessary rights or approvals necessary for Subcontractor to be able to use and access all products, systems and resources provided to Subcontractor in connection with performing the Services hereunder.

     c.     Except for liability arising under section 8.0, in no event shall subcontractor's total liability to contractor under this agreement, whether arising from tort, contract, warranty, negligence or otherwise, exceed the total amount actually paid by Contractor to Subcontractor hereunder.

8.0     INFRINGEMENT INDEMNITY

In lieu of any warranty by Contractor or Subcontractor against infringement, statutory or otherwise, it is agreed that Subcontractor shall defend, at its expense, any suit against Contractor or its customer based on a claim that any report furnished under this Subcontract infringes any U.S. copyright belonging to a third party, and shall pay costs and damages finally awarded in any such suit, provided that Subcontractor is notified in writing of the suit and given authority, information, and assistance, at Subcontractor's expense, to defend such suit. If the use of said report is enjoined as a result of such suit, Subcontractor, at no expense to the Contractor and its customer should use commercially reasonable efforts to obtain the right to use said report or to substitute an equivalent report reasonably acceptable to the Contractor.

9.0     PROPRIETARY INFORMATION, TOOLS, MATERIALS, ETC.

Subcontractor agrees it will keep confidential and not use any material, tools, other equipment, designs, specifications, computer programs and software, or other data and information furnished by Contractor for any purpose whatsoever other than as herein specified without prior written consent of Contractor. All material, tools, other equipment, designs, specifications, computer programs and software, or other data and information supplied by Contractor, whether loaned to Subcontractor, or fabricated, manufactured, purchased, or otherwise acquired by Subcontractor for the performance of this Order and specifically charged to the Contractor are the property of Contractor. They are to be returned to the Contractor in good condition, unless otherwise directed in writing by Contractor. Subcontractor agrees to replace, at its expense, all such items not returned. Subcontractor shall make no charge for any storage, maintenance or retention of such property of Contractor. Subcontractor shall bear all risks for all of Contractor's property in Subcontractor's care, custody or control; provided, however, that Contractor shall provide Subcontractor with a list of all such property along with an estimated value for each item of

5

ORION-IMAGIS
SUBCONTRACT

Contractor's property in Subcontractor's possession. Contractor agrees that it will keep confidential and not use any technologies furnished or used by Subcontractor pursuant to this Subcontract for any purpose whatsoever without the prior written consent of Subcontractor.

10.0     INSPECTION AND ACCEPTANCE

Inspection of the work to be provided hereunder shall be governed by the provisions set forth in the Prime Contract which has been incorporated by reference and attached herein as Attachment A. The basis for acceptance shall be compliance with the requirements of the Prime Contract, and other terms and conditions of the subcontract. Deliverable items rejected shall be corrected in accordance with the applicable clauses.

11.0     WAIVER OF RIGHTS

The failure of either party to insist upon strict performance of any of the terms and conditions in the Subcontract, or to exercise any rights or remedies, shall not be construed as a waiver of rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any terms or condition of this Subcontract shall not affect the validity of other parts hereof.

12.0     INDEMNIFICATION - DEFECTIVE COST OR PRICING DATA AND COST ACCOUNTING
            STANDARDS

Subcontractor agrees to indemnify and hold Contractor harmless to the full extent of any price or cost reduction effected by Contractor's customer, which may result from the cost or pricing data submitted by Subcontractor or its lower-tier subcontractors, which is not accurate, current or complete as of the date submitted or certified by Subcontractor.

13.0     CHANGES

Either party may at any time by written order and by mutual agreement of the other party, make changes within the general scope of this Subcontract, in the services or materials to be provided under this Subcontract. If any such changes cause an increase or decrease in the price of, or the time required for, any Services, whether changed or not changed by any said order, an equitable adjustment shall be negotiated, and this Subcontract shall be modified in writing accordingly. Any claim by Subcontractor for adjustment under this clause must be asserted within 15 days from the receipt by Subcontractor of the notification of change. Failure to agree to any adjustment shall be a dispute which shall be resolved according to the procedure set forth below; pending such resolution, nothing in this clause shall excuse Subcontractor from proceeding with the Subcontract and the Services as changed.

14.0     DISPUTES

Notwithstanding any provisions herein to the contrary:

6

ORION-IMAGIS
SUBCONTRACT

     a.     If a decision relating to, the Prime Contract is made by the County and such decision is also related to this Subcontract, said decision, if binding upon Contractor under the Prime Contract, shall in turn be binding upon Contractor and Subcontractor with respect to such matter: provided, however, that if Subcontractor disagrees with any such decision made by the County and Contractor elects not to appeal such decision, Subcontractor shall have the right reserved to Contractor under the Prime Contract with the County to prosecute a timely appeal in the name of the Contractor as permitted by the contract or by law, Subcontractor to bear its own legal and other costs. Contractor agrees to notify Subcontractor in a timely fashion after receipt of such decision and to assist Subcontractor in its prosecution of any such appeal in every reasonable manner. If Contractor elects to appeal any such decision of the County, Contractor agrees promptly to furnish Subcontractor with a copy of such appeal. Any decision upon appeal, if binding upon Contractor, shall in turn be binding upon Subcontractor. Pending the making of any decision, either by the County or on appeal, Subcontractor shall proceed diligently with performance of this Subcontract.

     b.     Any dispute not disposed of in accordance with this provision shall be determined in other appropriate legal proceedings. Pending any decision, appeal or judgment referred to in this provision or the settlement of any dispute arising under this Subcontract, Subcontractor shall proceed diligently with the performance of this Subcontract.

     c.     The rights and obligations described herein shall survive completion of, and final payment under, this Subcontract.

15.0     DEFAULT; TERMINATION

The Contractor may, by written notice of default to the Subcontractor, terminate the whole or any part of this Subcontract in any one of the following circumstances: (i) if Subcontractor fails to perform the Services within the time specified herein or any extension thereof-, (ii) if Subcontractor fails to perform any of the material provisions of this Subcontract in accordance with its terms, and in either of these two circumstances does not cure such failures within a period of 10 days (or such longer period as Contractor may authorize in writing) after receipt of notice from the Contractor specifying such failure; or (iii) Subcontractor becomes insolvent or the subject of proceedings under the law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due. Subcontractor shall have the right to terminate this Subcontract in the event of breach or default by Contractor of its obligations hereunder. In the event of any termination, Subcontractor shall be entitled to retain all payments received by Subcontractor prior to the date of termination. In addition, in the event of termination for any reason other than Subcontractor's breach or default, Subcontractor shall be entitled to payment for all Services rendered and authorized expenses incurred up to and including the date of termination.

16.0     ENTIRE AGREEMENT

7

ORION-IMAGIS
SUBCONTRACT

Upon acceptance of this Subcontract, Subcontractor agrees that the provisions under this Subcontract, including all documents incorporated herein by reference, shall constitute the entire agreement between the parties hereto and supersede all prior agreements relating to the subject matter hereof This contract may not be modified or terminated orally, and no modification nor any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by the duly authorized representatives of both parties.

17.0 GENERAL RELATIONSHIP

Subcontractor agrees that in all matters relating to this Subcontract it shall act as an independent contractor and shall assume and pay all liabilities and perform all obligations imposed with respect to the performance of this Subcontract. Subcontractor shall have no right, power or authority to create any obligation, expressed or implied, on behalf of Contractor and/or the Government and shall have no authority to represent Contractor as an agent, to include contact with Government customers except as expressly required under this Subcontract and/or the applicable Statement of Work.

17.1     HIRING OF EMPLOYEES

Except as otherwise agreed in writing, during the period the Subcontract is in effect, the Parties associated with this Project hereby do agree and affirm to refrain from any and all attempts to recruit the employees of the other while said employees are participating in the effort defined by this Subcontract. This shall in no way, however, be construed to restrict, limit or encumber the rights of any employee as granted by law.

18.0     MISCELLANEOUS

18.1     APPLICABLE STATE LAW AND COMPLIANCE

This Subcontract shall be governed by and construed in accordance with the laws of the State of California. Subcontractor agrees to comply with the applicable provisions of any Federal, State, or Local laws or ordinance and all orders, rules and regulations issued thereunder.

18.2.     SEVERABILITY.

If any of the provisions of this Subcontract or part of such provisions are or become invalid or unenforceable, the remaining provisions shall continue to be effective.

18.3     WAIVERS.

No waiver by a party of any of its rights or remedies hereunder shall be construed as a waiver by such party of any other rights or remedies that such party may have under this agreement.

8

ORION-IMAGIS
SUBCONTRACT

18.4     NOTICES

Whenever under this Subcontract one party is required or requires to give notice to the other, such notice shall be deemed to have been given if sent via certified U.S. Mail, return receipt requested, and appropriately addressed as follows:

In the case of Subcontractor:	In the case of Subcontractor:

ORION Scientific Systems	Imagis Cascade

19800 MacArthur Blvd., Suite 480	1300-1075 West Georgia Street
Irvine, California 92612	Vancouver, BC V6E 3C9 Canada
Attention: Edward Heyman, VP	Attn: Iain Drummond, President

19.0     ORDER OF PRECEDENCE

In the event of an inconsistency or conflict between or among the provisions of this Subcontract Agreement or the Attachments to this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

Subcontract Agreement
Attachment A: County of Alameda Systems Integration Agreement (Prime Contract)

IN WITNESS WHEREOF, the duly authorized representatives of Contractor and Subcontractor have executed this Subcontract on the dates shown.

Contractor: ORION Scientific Systems		Subcontractor: Imagis Cascade Technologies.

By:	/s/ Edward S. Heyman	By:	/s/ Iain Drummond

Name:	Edward S. Heyman	Name:	Iain Drummond
Title:	VP/CFO	Title:	President
Date:	11 Oct 2000	Date:	13 Oct 2000

9

COUNTY OF ALAMEDA
SYSTEMS INTEGRATION AGREEMENT

Effective the 3rd day of October, 2000 (the "Effective Date"), The County of Alameda, a political subdivision of the State of California ("COUNTY") and ORION Scientific Systems ("ORION") agree as follows:

Whereas, COUNTY desires to acquire an imaging software system integrated with its now existing criminal records systems to accelerate criminal booking, identification and processing procedures at the various law enforcement agencies operating within Alameda County's jurisdictional boundaries; and

Whereas, COUNTY desires to acquire various items of hardware capable of running the imaging software mentioned above, and

Whereas, COUNTY desires to acquire a license to certain application software to be supplied by ORION or its subcontractors and to engage ORION to modify said application software to meet COUNTY's crime suspect identification requirements; and

Whereas, ORION desires to license certain application software to COUNTY and to perform certain modifications to the application software to meet COUNTY's criminal suspect identification system requirements.

NOW, THEREFORE, in consideration of the mutual promises and obligations the parties agree as follows:

1.     DEFINITIONS

1.1.     Affiliate. "Affiliate" shall mean the local government law enforcement agencies specified in Exhibit A.

1.2.     Deliverable. "Deliverable" shall mean the hardware and software items described in Exhibit B.

1.3.     Documentation. "Documentation" shall mean user manuals, training materials, product descriptions and specifications, technical manuals and supporting materials, and other printed information relating to the System, whether distributed in print, electronic or video format.

1.4.     Hardware. "Hardware" shall mean items specified in Paragraph 2 of Exhibit B, as well as Documentation related thereto. The actual hardware to be supplied shall be subject to agreement between the parties at the time they are to be ordered.

1.5     Milestone Events Exhibit. "Milestone Events Exhibit" shall refer to the information set forth on Exhibits B & C attached hereto.

1.6     Software. "Software" shall mean the items specified in Paragraph 3 of Exhibit B and the Imagis Cascade Computerized Arrest and Booking System (hereafter CABS™), all modifications, Developed Modifications, replacements, updates, new releases and enhancements of the foregoing, in object code or executable form, as well as the Documentation related thereto.

1.6.1     Application Software. "Application Software" shall refer to the unmodified software products provided by third parties.

1.6.2     Developed Modifications. "Developed Modifications" shall refer to those software modifications, interfaces or scripts created or provided by ORION or its subcontractors or agents hereunder, including without limitation those software modifications, interfaces or scripts developed by or with the involvement of COUNTY employees in conjunction with ORION or in accordance with direction or instructions provided by ORION pursuant to this Agreement.

1.7     Statement of Work or "Proposal shall refer to the information summarized as part of Exhibit B attached hereto, the ORION Scientific Systems Alameda County Sheriff's Office Digital Photo ID System Proposal dated July 16, 1999 submitted in response to the COUNTY Request for Proposal dated March 26, 1999 and the addendum thereto.

1.8     System. "System" shall mean the Hardware and Software, and any similar items provided by ORION identified in Exhibit B as being intended to operate in conjunction with the existing criminal information system at COUNTY and the affiliate agencies to support identification by digital image and fingerprints. The System shall meet the functional specifications detailed in the Request For Proposal (RFP) addendum thereto and the Proposal submitted by ORION in response to the RFP.

1.9     Project. "Project" shall constitute the fabrication, installation, testing, acceptance and support of the System (as that term is defined in the statement of work.)

1.10     Acceptance Tests. "Acceptance Tests" shall mean those tests performed during the performance period which are intended to determine compliance of Hardware and Software with the specifications incorporated herein.

2.     SCOPE OF WORK

The details of the Scope of Work shall be as set forth in Exhibit B. ORION hereby agrees to design, sell, fabricate, provide and install the System, and COUNTY hereby agrees to purchase the System upon the terms and conditions set forth herein. ORION will assume responsibility of system integrator. ORION shall assume responsibility for assuring that all elements of the system are integrated to meet the functional specifications detailed in the Statement of Work.

2.1     System Integration. If COUNTY requires additional third party products, including hardware or software, the COUNTY may, at its option, acquire such products on its own or through ORION, subject to Orion's approval as to compatibility. If COUNTY chooses to procure third party products through ORION, ORION shall provide same through a licensed reseller of third party hardware and software products. Except as otherwise stated herein, ORION does not warrant the performance of such third party products.

2.2     Hardware Acquisition and Site Preparation. ORION shall acquire, supply and deliver to the COUNTY and its Affiliates the Hardware described in Exhibit B. The budget amount proposed for the acquisition of Hardware shall be devoted to the acquisition of the most recent technology equivalent to that equipment proposed by ORION, subject to reasonable reliability and functionality requirements. It is the intent of the parties that the Hardware supplied will reflect advancements in technology and/or reductions in cost occurring since the date of the Proposal. The parties shall consult concerning the actual equipment to be supplied before any Hardware is acquired. No Hardware shall be acquired before its presence is reasonably required for the development or implementation of the System.

COUNTY shall have the benefit of all discounts for comparable quantities given to ORION's best customers in the acquisition of the Hardware.

The actual placement of the individual items of equipment shall be determined by COUNTY, subject to ORION's approval as to function and feasibility.

2.2.1     Site Requirements. ORION shall survey the COUNTY's installation sites shown on Exhibit A and specify all electrical, environmental or other engineering changes required for proper installation, maintenance and operation of the System. ORION shall promptly provide COUNTY with written notice of such changes, and COUNTY shall at its sole expense, implement such changes. Any delays caused by defects in non-System equipment or COUNTY's delays in site preparation will extend ORION's delivery and installation schedule by appropriate periods.

2.2.2     Delivery. ORION shall arrange for shipment, delivery, and installation of the Hardware as implementation requires. Shipment of the Hardware shall be F.O.B.

COUNTY's point of Installation. COUNTY shall bear all risk of loss or damage to the Hardware from the time the equipment is unpacked.

2.2.3      This section left intentionally blank

2.2.4     Consideration, Hardware. ORION shall submit for COUNTY approval the cost of each item to be delivered prior to orders being placed. ORION shall be paid for the Hardware delivered pursuant to this Agreement in accordance with Exhibit C. The cost for said Hardware shall not exceed three hundred seventy eight thousand six hundred seventy ($378,670) dollars. Payment shall be as set forth in Exhibit C.

2.2.5     Title. ORION warrants that COUNTY shall acquire good and clear title to the Hardware, free and clear of all liens and encumbrances. ORION shall deliver to COUNTY a bill of sale for the Hardware including an assignment to COUNTY of all warranties and maintenance agreements provided by the manufacturer.

2.2.6     Condition. ORION covenants and represents that the Hardware and all of its parts and components will be new and unused. ORION represents that the software provided or developed will interface with the hardware selected.

2.3.     Software Acquisition. Subject to the terms set forth in this Section 2, ORION will coordinate the ordering and timely delivery of the items supplied by itself or its subcontractors or agents. In consideration for the supply of the Software and its modifications COUNTY shall pay a fixed amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.) Payment shall be as set forth in Exhibit C.

2.3.1     Implementation Plan. ORION shall develop a description of tasks to be performed under this Agreement, showing responsibilities of both parties, a description of the deliverables, including services, software, equipment, firmware, designs, reports, training, documentation or other material to be produced by ORION, a schedule (including dates) of performance and any other information required hereby or deemed necessary by the parties. Said implementation plan shall be consistent with and governed by this Agreement.

2.3.2     Modification. ORION shall make modifications to the Software as are necessary to meet the functional specifications detailed in the Statement of Work. The Software and the Documentation shall be deemed to include all such modifications for all purposes hereunder. The total charge for such modifications shall be included in the System Price. Services other than the supply of hardware and software from third party suppliers and maintenance contract fees shall be billed at the rates set forth in ORION's bid documents and shall not exceed five hundred ten thousand seven hundred sixty ($510,760) dollars.

2.3.3     License. ORION hereby grants to COUNTY a nonexclusive, nontransferable, irrevocable, perpetual license (or sublicense, if software is owned by a third party) (collectively referred to herein as the "License") to use, modify and prepare derivative works for purposes of its internal business (and that of its Affiliates) and maintain the Software. The term of the License shall commence upon the delivery of the Software to the Installation Sites set forth in Exhibit A. ORION shall deliver the Software modules to each of the Affiliate Installation Sites set forth in Exhibit A. The COUNTY and each Affiliate shall have the right to use the Software in as many locations as it has need to do so consistent with the type of license acquired. For instance, a Capture License shall entitle an individual Affiliate to add additional capture stations for internal use without incurring additional license fees under the terms of this Agreement. Capture licenses may be acquired at a cost of six thousand five hundred dollars ($6,500) per license, while this Agreement is in effect. An "imaging license" shall entitle an Affiliate to add imaging stations as required without incurring additional license fees. Each Affiliate shall receive a single mobile unit license. Additional mobile unit licenses may be acquired at a cost of four hundred fifty dollars ($450.00) per license, while this Agreement is in effect.

Nothing in this Agreement shall preclude ORION from developing for itself, or for others, materials which are identical to or competitive with those produced as a result of the services provided hereunder, irrespective of their similarity to materials which may be delivered to COUNTY pursuant to this Agreement; provided, however, that ORION shall comply at all times with the terms of the confidentiality provisions hereof. Each site license shall be unrestricted as to the number of users. Neither ORION nor its subsuppliers shall install electronic self help code to restrict use of the software and they warrant that they will not introduce any restraints in the future, via modem, software update, or any other means without first obtaining explicit approval in writing from COUNTY.

2.3.4     Right to Replicate. COUNTY may use the Software at each of the Affiliate Installation Sites listed in Exhibit A. COUNTY shall have the right to reproduce the Software, as necessary, for its internal use, modification and maintenance. Neither COUNTY nor Affiliates shall have the right to use the Software or the System to create or permit others to create a similar or derivative product for commercial or competitive purposes.

2.3.5     Title to Software. The Software shall remain the sole and exclusive property of ORION or its subcontractor supplier and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by COUNTY to any person, company or institution whatsoever. No title to Software or ownership of the Software or any part thereof is hereby transferred to COUNTY. COUNTY shall have access to all extensible code for modifications to the software as it's needs dictate.

2.3.6     Documentation. COUNTY shall be entitled to a fully commented and documented copy of the source code form of the Software, a listing thereof and all relevant commentary, including explanation, flow charts, algorithms and sub-routine descriptions, memory and overlay maps and other documentation of the source code ("Commentary"). COUNTY may use it for its own internal uses upon the occurrence of any one or more of the following events: (i) ORION's or the underlying licensor ceasing doing business and its business is not continued by another corporation or entity, (ii) if ORION or the underlying licensor shall (a) generally not be paying its debts as they become due, (b) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (c) make an assignment for the benefit of creditors, (d) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for ORION or the underlying licensor, or for any substantial part of the property of ORION or the underlying licensor, or (e) be adjudicated insolvent; (iii) if any governmental entity of competent jurisdiction shall enter an order appointing, without consent of ORION or the underlying licensor, a custodian, receiver, trustee or other officer with similar powers with respect to ORION or the underlying licensor, or with respect to any substantial part of the property belonging to ORION or the underlying licensor, or (iv) if any order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of ORION or the underlying licensor, or if any petition for any such relief shall be filed against ORION or the underlying licensor and such petition shall not be dismissed or stayed within Sixty (60) days. Consideration for said documentation shall not exceed twenty four thousand eight hundred forty ($24,840) dollars. Payment shall be as set forth in Exhibit C.

The foregoing notwithstanding, COUNTY shall have unrestricted access to the 11 extensible code" on the same terms and conditions under which it holds a license to the Software.

2.3.7     Escrow of Source Code. At the COUNTY's request, direction, and sole cost, the parties may enter into a Software escrow agreement with an escrow agent agreed upon by the COUNTY and ORION. ORION shall deliver to the Escrow Agent the latest version of the Software source code within 30 days after the effective date of the Escrow Agreement. ORION will deliver updated Software source code to the Escrow Agent as necessary, throughout the term of this Agreement, but in any event, no less frequently than every twelve months, so that the Software source code in the custody of the Escrow Agent will be the then current version reflecting all changes and upgrades and all related Documentation.

2.3.8     Updates, Enhancements and Corrections. For no additional fee, ORION shall provide COUNTY with any updates, enhancements and corrections of any defects,

including appropriate documentation, to the Software which may become available from ORION or its subsuppliers so long as a Maintenance Agreement remains in effect between the parties.

2.3.9     System Maintenance. ORION shall provide System Maintenance on the following terms and conditions: Maintenance shall be provided for 5 years following installation and acceptance of the System. System Maintenance shall include any required program fixes and improvements to the System which are developed, whether by ORION or by one of its subcontractors during the maintenance period. System Maintenance shall be provided full time for a period of one year from acceptance at no additional cost to County. Commencing on the second year System Maintenance shall be provided at a cost of $110,000. For year three the System Maintenance cost shall be $55,000. For years four and five the System Maintenance cost shall be $27,500 per year. The initial year's System Maintenance shall be without charge to COUNTY. The second years' Maintenance fee shall be paid one year from acceptance of the System. The System Maintenance fee for the following years shall be paid at the beginning of the System Maintenance period which follows. Maintenance shall include the services described in Exhibit E. All third party Hardware shall be subject to the maintenance schedules negotiated with the licensed vendors at the time of their purchase and acquisition under Section 2.2 above.

2.4     Integration Services. ORION will assemble, install and implement the System at COUNTYs and Affiliates' facilities and provide documentation and training and other services (collectively the "Integration Services") in accordance with and on the schedule specified in Exhibit "B." ORION shall provide coding and the necessary Software programming to accomplish the integration of all components of the System. Upon completion of the program coding for each Software module, ORION shall perform System testing. Once System testing is complete ORION and COUNTY shall commence Acceptance testing. ORION shall notify COUNTY when program coding is complete and System testing has commenced. Upon completion of the program coding, customization, installation and System testing, ORION shall install each software module in the appropriate installation site. Upon installation ORION shall provide training to the users. These services will be undertaken by ORION and will be included in the System Price. Upon complete installation of the System the Computerized Arrest and Booking System (CABS) shall be able to access COUNTY's CORPUS data base so as to systematically update it with the latest data acquired through the arrest and booking process. Similarly, the CABs data shall be systematically updated by new information entered through CORPUS.

3.     PROJECT MANAGEMENT

3.1     Project Managers. ORION shall appoint a Project Manager to coordinate all of ORION activities, and any of its subcontractors' activities, in connection with the implementation of the System. The services of the Project Manager shall be included in the System Price. Through Final System Acceptance, as defined in Section 5.2.4., ORION shall have a sufficient number of full time personnel assigned to this project to accomplish implementation in accordance with the implementation plan, Eric Zidenberg will be the initial Project Manager for ORION

COUNTY shall appoint a Project Manager to coordinate all of COUNTY's and Affiliates' activities in connection with System implementation. COUNTY may change the Project Manager from time to time upon prior written notice to ORION. Nicholas Aracic will be the initial Project Manager for the COUNTY. Through Final System Acceptance, COUNTY shall have a sufficient number of personnel assigned to this project to facilitate implementation without incurring delays; and any delays caused thereby shall extend ORION's installation deadlines.

To the extent possible, the parties will use commercially reasonable efforts to maintain one Project Manager with respect to this Agreement during the term hereof. Each Project Manager shall have overall primary responsibility for this project until the Acceptance of the final Deliverable under this Agreement, and shall be the focal contact person until the end of the System Warranty Period.

The Project Managers will be responsible for day-to-day communications between the parties regarding the subject matter of this Agreement. The Project Managers will be responsible for (1) monitoring the schedules and progress of work pursuant to this Agreement; (2) receiving and submitting requests for information and/or assistance; (3) determining whether a request received from the other Project Manager is necessary for the other party to complete its responsibilities hereunder; (4) receiving an submitting Deliverables; (5) cooperating with the other Project Manager to imlpement acceptance testing; (6) supervising and recording the exchange of confidential information pursuant to this Agreement; (7) granting approvals, waivers, and similar items; and (8) giving and receiving Notices. The Project Managers will meet regularly, no less than monthly, throughout the contract period of performance, to discuss the progress of the implementation effort and, if applicable, to exchange information and Deliverables. Consideration for said management shall be at the rates set forth in ORION's bid documents and shall not exceed one hundred seventy six thousand >($176,000) dollars. Payment shall be as set forth in Exhibit C.

3.2     Disputes. If the Project Managers disagree on any issue, and cannot resolve the dispute within 7 days, either Project Manager may escalate the dispute to a forum consisting of appropriate representatives of the Alameda County Sheriffs Office and appropriate representatives from ORION. If such representatives cannot resolve the dispute within twenty-one (21) calendar days of notice from the Project Managers, the parties may then pursue other legal means to resolve such disputes. During such dispute resolution procedures as set forth in this section 3.2, the parties shall continue performance of, and payment for, any services or obligations hereunder that are not the subject of the dispute.

3.3     Progress Reports. ORION shall submit monthly written progress reports to COUNTY which include, without limitation, details of the work performed, the results achieved, Deliverables completed, an update of the implementation schedule, any recommendations for modification to the implementation schedule or other term of this Agreement, and alerting COUNTY to any problems which ORION foresees with meeting the schedule and other requirements of this Agreement.

3.4     Deliverables and Progress Reports. Deliverables and progress reports provided to COUNTY by ORION shall be reviewed by COUNTY. COUNTY shall review each Deliverable and report, and shall notify ORION of its acceptance or rejection within five (5) business days from COUNTY's receipt thereof. Acceptance shall not be unreasonably withheld. Any rejection shall state specifically in writing the manner in which the Deliverable or report is defective. In the event of rejection, ORION shall correct any deficiencies and shall resubmit the corrected portion of such Deliverable or progress report for acceptance by COUNTY. County's failure to notify ORION in writing of its rejection of any Deliverable or report within the five-day time frame shall constitute COUNTY's acceptance of the Deliverable or report.

3.5     Status Meetings. The Project Managers will participate in regularly scheduled meetings, during which the status of the project will be reviewed and discussed, including, but not limited to: (a) the current status of the services relative to the over all project implementation, and (b) a listing of actual or anticipated problem areas, the impact thereof on the performance of the services and required actions to be taken by ORION or COUNTY, to remedy the problem.

3.6     Changes. If either Project Manager proposes in writing a change to the Statement of Work (a "Change"), the other Project Manager will reasonably and in good faith consider and discuss with the proposing Party the proposed Change. Any Change proposal by either Party will set forth a technical and functional analysis of the proposed Change and an analysis of the impact the Change will have on scheduling, price and performance of the existing project. If the Parties agree to make a Change and it will cause an increase or decrease in the cost of, or the time required for performance of the services hereunder, the parties will agree upon an equitable adjustment in the price and / or delivery schedule, and the Agreement will be modified in writing accordingly. ORION agrees to accept any reasonable Change proposed by COUNTY where COUNTY agrees to pay for any extra expense or additional work reasonably required by such Change. ORION shall have no obligation to commence work in connection with any change until the scope of services, fee and/or schedule impact of the Change is agreed upon by both parties in writing; is signed by both Project Managers and necessary COUNTY and ORION signatories. The parties will make a good faith effort to price any Change work on a firm fixed price basis. In the event that any work is done on a time and materials basis, COUNTY will pay ORION at the time and materials rates quoted for such services in its proposal dated July 16, 1999.

4.     STAFFING

4.1     Personnel. ORION certifies that its personnel will have sufficient skill, knowledge, and training to perform the Integration Services.

4.2.     Key Personnel. Prior to commencement of performance of the Integration Services hereunder and throughout the course of this Agreement, ORION and the COUNTY will mutually designate in writing certain individuals from ORION and the COUNTY as Key Personnel. Each Party shall have the opportunity to interview the other Party's Key Personnel prior to designation pursuant to this section, and at any time during the term of the Agreement, to determine that such individuals are sufficiently qualified to perform the Integration Services hereunder. If either Party determines that any such individual is not so qualified, the other Party shall use reasonable efforts to substitute such individual with a qualified replacement subject to the requesting Party's approval.

Each party agrees that it shall not transfer or reassign Key Personnel without the express written agreement of the other Party, which agreement shall not unreasonably be withheld. Should any Key Person of either Party no longer be employed during the term of this Agreement, the Party shall make a good faith effort to present to the other Party an individual with greater or equal qualifications as a replacement subject to the other Party's approval, which approval shall not unreasonably be withheld.

The Parties understand and agree that each Party may reassign, without the other Party's consent, its own personnel other than its Key Personnel, to different tasks or to other projects or contracts; provided, however, that each Party shall use reasonable efforts not to reassign any personnel in a way that would delay the services provided hereunder.

In the event that any employee of ORION, or of any of its subcontractors, performing services hereunder is found to be unacceptable to COUNTY, COUNTY shall notify ORION of such fact in writing and ORION shall immediately remove said employee or subcontractor from performing services for COUNTY and provide a qualified replacement. COUNTY agrees to accept without penalty to ORION any delays that may be caused by such change. Personnel involved in this project will be exposed to sensitive and confidential information contained in the criminal records. Therefore, COUNTY reserves the right to conduct a "background" check on any staff person assigned to the project and to base its rejection on considerations revealed in that check.

In the event that any COUNTY employee performing services hereunder, other than the COUNTY project manager, is found to be unacceptable to ORION, ORION shall notify COUNTY of such fact in writing and COUNTY shall immediately remove said employee from performing services under this Agreement and provide a qualified replacement.

4.3 Subcontracting. Subject to the COUNTY's written approval of subcontractors, ORION shall be free to engage subcontractors, including without limitation, suppliers of third party software or services on such third party software, in rendering Integration Services and Support Services hereunder, provided that such subcontractors are subject to written agreements that ensure compliance with ORION's obligations under this Agreement.

4.4     Recruiting Prohibited. During the term of this Agreement and for one year thereafter, neither Party shall solicit nor hire any employee or consultant of the other Party.

5.     ACCEPTANCE

5.1     Acceptance Criteria. The standards set forth in Exhibit B and attachments thereto shall determine the criteria for system acceptance. The parties agree that a framework of tests will be further defined by the Project Managers to ascertain whether the System conforms to the requirements of this Agreement.

5.2     ACCEPTANCE TESTING, LIQUIDATED DAMAGES.

5.2.1     Hardware Testing. Upon completion of the installation of the Hardware at all installation sites, ORION will notify COUNTY in writing that ORION has completed said installation, that the Hardware has been modified as required, and that ORION has completed their testing, that it is ready for acceptance testing by COUNTY (the "Hardware Acceptance Test"). COUNTY, with the cooperation and assistance of ORION, shall immediately commence conducting the Hardware Acceptance Test. COUNTY shall have ten (10) business days to conduct the Hardware Acceptance Test, which test shall demonstrate to COUNTY's satisfaction that the Hardware, as delivered and installed performs in compliance with the manufacturer's specifications. The Hardware shall be deemed accepted at the expiration of the Hardware Acceptance Test unless it is rejected in writing, said writing stating the grounds for COUNTY's rejection and remedies for acceptance.

5.2.2     Software Testing. Upon completion of the installation of each Software module at all installation points, ORION will notify COUNTY in writing that ORION has completed the installation of said module, that such Software has been modified, as required, and that ORION has completed their testing, and that it is ready for acceptance testing by COUNTY (the "Software Acceptance Test"). COUNTY, with the cooperation and assistance of ORION, shall immediately commence conducting the Software Acceptance Test for each Software module. COUNTY shall have ten (10) business days to conduct the Software Acceptance Test for each software module, which test shall demonstrate to COUNTY's satisfaction that the software, as delivered and installed performs in compliance with the specifications. The Software module shall be deemed accepted at the expiration of the Software Acceptance Test unless it is rejected in writing, said writing stating the grounds for COUNTY's rejection and remedies for acceptance.

5.2.3     System Integration Testing. After the above Hardware and Software acceptance tests, COUNTY, with the cooperation of ORION, shall immediately commence conducting the System Integration Test utilizing all components of the System. COUNTY shall have ten (10) business days to conduct the System Integration Test, which test shall demonstrate to COUNTY's satisfaction that (i) all of the functions of the System set forth in this Agreement have been provided and the System performs in compliance with the specifications, and (ii) those other criteria to be mutually agreed upon by the parties to test the System in its integrated state are satisfied. The System shall be deemed accepted at the expiration of the System Integration Test unless it is rejected in writing, said writing stating the grounds for COUNTY's rejection and remedies for acceptance.

5.2.4     Final System Acceptance. After the System Integration Acceptance, live testing of the system shall be conducted for a thirty (30) calendar day period (Final System Acceptance Test). The Final System Acceptance test shall take place with no less than 75% of the locations set forth in Exhibit A which shall include, but not be limited to, North County Jail, Santa Rita Jail and the police department of cities of Berkeley, Oakland, Hayward and Fremont. "Final System Acceptance" shall mean the receipt by ORION of written notification from COUNTY that the live testing of the System has been successfully completed. The warranty (free maintenance) period shall commence upon the date of COUNTY notification that the Final System Acceptance was successful; which written notice shall be made no more than five (5) business days following the conclusion of the Final System Acceptance Test.

5.2.5     Corrections. If the Hardware or any Software Module fails to pass an Acceptance Test as provided for above, or if the System fails to pass the System Integration Test or Final System Acceptance Test as provided for above, COUNTY shall so notify ORION in writing within five (5) business days to correct such failures, and ORION shall have a period of ten (10) business days to correct such failures. COUNTY shall then have a period of five (5) business days to reconduct the failed portion(s) of the acceptance test to verify corrections. The testing and correction process may be repeated until acceptance, at COUNTY's sole discretion.

5.3     Inspection. COUNTY shall have the right to inspect and test ORION's work at any time. Such COUNTY inspections shall not unduly interfere with ORION's performance. However, no such testing by COUNTY shall limit ORION's obligations with regard to the testing, performance and other requirements of this Agreement. If COUNTY determines that ORION's performance is not in compliance with the requirements of this Agreement, COUNTY may require ORION to correct the performance at no additional cost to COUNTY.

5.3.1     Deliverables.COUNTY and ORION agree that Deliverables will be subject to mutually agreed upon review and acceptance procedures, In accordance with paragraph 3.1, the Project Managers shall meet regularly to review the status of all Deliverables. When either Party believes any Deliverable has been completed, that Project Manager shall deliver the Deliverable to the other party and notify the other party's Project Manager in writing of such delivery. The "Delivery Date" shall refer to the date of delivery of such notice. ORION and COUNTY will complete the tests developed in accordance with paragraph 5.2 and will document in detail in writing any material non-conformities in the functionality and performance of the Deliverable within the "Acceptance Period" for that Deliverable. ORION and/or COUNTY shall promptly correct any non-conformities and re-submit the Deliverable for Acceptance.

5.3.2     Milestones. When ORION believes that a Milestone as described in Exhibit B has been completed, the ORION Project Manager shall notify the COUNTY's Project Manager in writing of such completion. ORION and COUNTY will complete the tests developed in accordance with paragraph 5.2 and will document in detail in writing any material non-conformities in the functionality and performance of the Milestone for that Milestone as specified in the Exhibit B. The COUNTY will either accept or reject the Milestone. ORION shall promptly correct any non-conformities and re-submit the Milestone for Acceptance and COUNTY will use reasonable efforts to work with ORION as necessary to correct and complete the Deliverables necessary for that Milestone; provided, however, that upon the third or any subsequent rejection, or if the corrections are not made by ORION within a reasonable period of time after rejection, COUNTY may terminate this agreement for Default as provided in Section 11 of this Agreement.

5.4     Training. ORION shall provide training services in connection with the implementation of the System in accordance with the Training component of the implementation plan. The cost of training shall be three thousand seven hundred fifty ($3,750) dollars per class.

5.5.     Documentation. ORION will provide to COUNTY the documentation for the Hardware and Software including relevant product literature, operators and user's manuals, training materials, guides, technical manuals and any other documentation reasonably required for use and operation of the Hardware and Software. ORION shall provide a copy of all appropriate documentation at each affiliate site. COUNTY may make as many copies of the Documentation as is necessary for its use. COUNTY agrees to include the copyright notices on any such documentation in accordance with applicable copyright law and instructions to be provided by ORION.

5.6     Liquidated Damages. In the event that Orion does not complete the installation of all components of the system by the date of completion set forth in the implementation plan, COUNTY shall be entitled to deduct $1,000.00 for each day of delay which is not excused from the amount owed ORION under this Agreement as liquidated damages.

It is agreed between the parties that it is impractical or extremely difficult to fix the actual damages caused by a delay in having the system up and running by the completion date. The parties agree that they have engaged in a reasonable endeavor to estimate fair average compensation regarding the actual effect of a delay in the installation of the system and conclude that the above amount is in proportion to the amount of actual damages that will be suffered by COUNTY or its Affiliates in case of delay.

6.     PAYMENT

6.1     Consideration In consideration for supplying the System, including the Hardware and Software, Integration Services and all services and expenses necessary to develop or modify the software to meet COUNTY's requirements, all services and expenses necessary to install, test and train COUNTY's employees on the use of the System and perform all warranty and maintenance services under this Agreement, COUNTY agrees to pay not exceed two million five hundred sixty four thousand and twenty dollars ($2,564,020.00), (the "System Price".) Said consideration shall include all of the elements set forth in Exhibit B.

During the implementation of the System, ORION may recommend that COUNTY purchase additional Hardware or COUNTY may determine that it does not require certain portions of the Hardware. Upon mutual written agreement, the appropriate changes to the Agreement or exhibits thereto shall be substituted and the System Price changed accordingly. Payment shall be in accordance with Exhibit C attached hereto and incorporated herein, subject to the withhold provisions set forth therein.

6.2.     Hold back. In accordance with Exhibit C, COUNTY may withhold the amounts specified therein from all payments to ORION except for Hardware and Software Deliverables supplied by third parties. Exhibit C sets forth an estimated schedule for release of such hold backs; however, the parties agree that COUNTY shall pay the cumulative amount of such hold back to ORION upon satisfactory passage of the Acceptance testing of all Deliverables and System Integration, including documentation and training.

6.3.     Invoicing, Payment and Taxes. On a monthly basis, and upon the achievement and acceptance of any Milestone Event as listed on Exhibit C, ORION shall submit a correct invoice in accordance with the implementation plan and, provided that the COUNTY has accepted the applicable Milestone Event in accordance with Section 5 hereof, the COUNTY shall pay such invoice within thirty five (35) days of receipt thereof. A "correct" invoice shall contain (1) ORION's name and invoice date; (2) identification of the Agreement; (3) the appropriate payment in accordance with the schedule set forth in Exhibit C; (4) credits, if applicable; (5) such other substantiating documentation or information as may reasonably be required by COUNTY from time to time. The fees listed in this Agreement do not include taxes. COUNTY shall pay all sales or use taxes and taxes arising under this Agreement, but shall not be liable for any tax based on ORION's income. Any invoice for any undisputed amounts remaining unpaid for more than 35 days from receipt shall accrue interest at a rate of the lesser of one percent (1%) per month or the highest rate allowed by law. In the event of any dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein.

6.4     Subcontractors. Nothing provided herein shall create any obligation on the part of COUNTY to pay or to see to the payment by ORION of any monies to any subcontractor, supplier or vendor, nor create any relationship in contract or otherwise, express or implied, between any such subcontractor, supplier or vendor and COUNTY.

7.     CHANGE PROCEDURES

7.1     Written Changes. No change in or modification, termination or discharge of this Agreement or any part hereof, in any form whatsoever, shall be valid or enforceable unless it is in Writing and signed by the Project Managers for both Parties.

ORION, in developing the System may make minor modifications to the Software and Final functional Specifications as defined in Section 8.2 if such minor modifications do not limit, diminish or affect the functional operation or use of the System or its output, or result in the System failing to comply with the volume and response time criteria contained in the Specifications and the Agreement.

8.     WARRANTIES, INDEMNITIES AND LIABILITIES

8.1.     Integration Services Warranty. ORION warrants that it will render the Integration Services in a good and workmanlike manner.

8.2.     System Warranty. ORION warrants that the System will comply with the

Specifications, that it will perform to the functional specifications detailed in the Request for Proposal (RFP), addendum thereto and the proposal submitted by Orion in response to the RFP. The Software and each module or component and function thereof shall be capable of operating in conjunction with the Computer Hardware. ORION warrants that during the Warranty Period and for as long as there is an agreement for System Maintenance in effect between the parties, (i) ORION shall correct any "bugs" (defects) in material and workmanship, and will keep the System in good working order; and (ii) the System will function in accordance with the Specifications. During the Developed Modifications Warranty Period as defined below, ORION warrants that the Developed Modifications will contain no material non-conformities from the applicable design specifications ("Deviations".) ORION's sole and exclusive obligation under this warranty is to evaluate the Deviation, to provide COUNTY with recommended alternatives for repair of the Developed Modifications, and to perform the necessary repairs to correct the Deviation. In the event of failure of the Software to meet any of the performance parameters, COUNTY has the right to reject the System in whole or in part and to retain the holdback payments until the requirements are met.

8.3     Harmful Code Warranty. As used in this Section, "Harmful Code" means any computer code, programming instruction, or set of instructions, that damages, interferes with, or otherwise adversely affects computer programs, data files or hardware without the consent or intent of the computer user. ORION warrants that the Developed Modifications shall be free of Harmful Code. COUNTY agrees to immediately notify ORION if COUNTY determines that any Developed Modification contains Harmful Code. Harmful Code introduced by sources other than ORION personnel or its subcontractors or agents is excluded from this warranty.

ORION will use commercially reasonable efforts to remove the Harmful Code or replace the Developed Modifications in which such Code exists upon receipt of notice from COUNTY. COUNTY will use commercially reasonable efforts to assist ORION in mitigating damages arising from such Harmful Code.

8.4     Ownership Warranty. ORION warrants that it owns and possesses all rights and interests in the Licensed Software or otherwise has the right to license the Software to COUNTY hereunder and that it possesses all rights and interests in the Software necessary to enter into this Agreement.

The COUNTY will look solely to the manufacturers and providers of the Hardware with respect to any and all issues relating to Hardware Warranties. ORION agrees to pass on and assign to COUNTY all warranties and guarantees from said Hardware manufacturers and providers. As to servers the warranty period shall be no less than five years.

8.5     Time Date Warranty. Except as provided herein, it is understood and agreed that the COUNTY will look solely to the providers of third party software with respect to any and all issues relating to the Time and Date compliance of third party software. ORION warrants that the CABS software and the Developed Modifications will operate correctly with regard to date-handling features.

ORION shall be entitled to reasonably rely, without audit, review or verification on representations from COUNTY's and any third party providers of hardware, firmware, Software or data concerning the date-handling characteristics of any such hardware, firmware, software or data and its compliance and manner of compliance with Time and Date requirements and standards.

The date-handling characteristics of third party products provided by ORION as components of the System delivered under this Agreement will be subject to such analysis, verification, or testing as may be agreed upon between ORION and COUNTY which do not delay the Project. ORION shall not by reason of performing such analysis, verification, testing, reporting or relying upon the results thereof, be deemed to assume responsibility of the Time and Date compliance of any such third party product.

ORION shall not by reason of any testing that it performs with respect to the System as a whole or subsystems thereof, or any reporting of such testing, be deemed to assume responsibility for the Time and Date compliance of the System. If ORION identifies any Year 2000 compliance problem in performing such testing, it will so advise COUNTY. If any such Year 2000 compliance problem results from a defect in CABS software or the Developed Modifications, ORION will correct such defect at no charge to the COUNTY, subject to the Warranty provisions set forth in section 8.2. The resolution of any other Time and Date compliance problem identified during such testing, and the extent, if any, of ORION participating therein, will be in accordance with the terms mutually agreed between ORION and the COUNTY.

8.5.1     Term and Service Warranties. For purposes of the Agreement "Warranty Period" shall mean the period which is one (1) year from the date of the Final System Acceptance. The foregoing notwithstanding, the term for warranty of Hardware shall be for the term set forth in the warranties supplied by the manufacturer of said Hardware which warranties will be assigned to COUNTY.

8.5.2     Service Warranties. ORION warrants that each of its employees assigned to perform any work hereunder or under any System Maintenance agreement between the parties, shall have the proper skills, training and background so as to be able to perform in competent and professional manner and that all work will be so performed. During the Warranty Period and for as long as there is a System Maintenance Agreement between the parties, ORION warrants that it shall remedy any failure, malfunction, defect or nonconformity in the System, as follows:

(i) Critical Failures. ORION agrees that it will provide a response by as many qualified and knowledgeable representatives as necessary within eight (8) hours after notification by COUNTY, to remedy a Critical Failure. Such representatives(s) will furnish continuous efforts to remedy the Critical Failure on an emergency or highest priority basis. For purposes of this Agreement, a "Critical Failure" will have occurred if COUNTY has essentially no effective use of any material component of the System.

(ii) Noncritical Failures. ORION agrees to respond to any request for service due to a malfunction, defect or nonconformity (a "Noncritical Failure") as soon as reasonably possible, but in no event later than twenty four (24) hours after receipt of notification and request by COUNTY. ORION agrees that it will provide a response by a qualified and knowledgeable representative or representative(s), and that such representative(s) will furnish best efforts to remedy the Noncritical Failure.

8.6     Injury and Damage Indemnification. ORION agrees to defend, indemnify and hold harmless the COUNTY, its officers, employees, agents and servants, for any and all liability relating to bodily injury or death of any person or damage to real and/or tangible personal property incurred while ORION is performing services under this Agreement, to the extent proximately caused by the negligence or willful misconduct of ORION, its agents, employees and subcontractors. To the extent such liability arises from a third party claim, the COUNTY shall: (1) notify ORION promptly of such claim or suit; (2) permit ORION to defend, compromise or settle the claim, and (3) provide, on a reasonable basis, information to enable ORION to do so. The COUNTY may participate at its own expense in the defense of any such action.

ORION shall not be liable for damages arising out of or caused by an alteration or attachment not made or installed by ORION, or for damage to alterations or attachments that may result from the normal operation and maintenance of the goods which ORION provides under the Agreement.

The COUNTY agrees to defend, indemnify and hold harmless ORION, its officers, employees, agents and servants, for any and all liability relating to bodily injury or death of any person or damage to real and/or tangible personal property incurred while ORION is performing services under this Agreement, to the extent proximately caused by the negligence or willful misconduct of the COUNTY or its agents, Affiliates or employees. To the extent such liability arises from a third party claim, ORION shall: (1) notify the COUNTY promptly of such claim or suit; (2) permit the COUNTY to defend, compromise or settle the claim, and (3) provide, on a reasonable basis, information to enable the COUNTY to do so. ORION may participate at its own expense in the defense of any such action.

8.7     Infringement Indemnification. ORION represents to COUNTY that it is not aware of any actual or potential violation, infringement, or misappropriation of any third party's rights by the CABS software or the Developed Modifications or other materials provided to COUNTY by ORION provided that COUNTY and its Affiliates use the System as delivered and for its intended purposes. ORION will defend, indemnify and hold harmless COUNTY of, from and against all losses, claims, damages, liabilities, costs, expenses and amounts (collectively, "Losses") arising out of or in connection with an assertion that the CABS software or any Developed Modification(s), or the use thereof, infringe any patent, copyright, trade secret or other intellectual property right of any third party. COUNTY will: (1) notify ORION promptly of such claim or suit; (2) permit ORION to defend, compromise or settle the claim, and (3) provide, on a reasonable basis, information to enable ORION to do so. ORION is not authorized to agree to any such settlement, compromise or the like which would materially affect COUNTY without COUNTY's prior written consent. ORION shall reimburse COUNTY's reasonable expenses and attorney's fees on an as-incurred basis for such activity. COUNTY may participate at its own expense in the defense of any such action.

8.7.1     Infringement Claim. In the case of such a claim, ORION shall either, at its option, (1) procure for COUNTY the right to continue using the Developed Modification(s) or other covered materials as specified in section 8.7; or (2) replace or modify the Developed Modification(s) or other covered materials as specified in section 8.7 so that it becomes non-infringing, but equivalent in functionality and performance.

8.7.2     Infringement Exclusions. ORION shall have no obligation under this Section if and to the extent that such claim arises from (1) any modification of CABS software or the Developed Modification by the COUNTY without ORION's consent and the claim would not have arisen but for such modification; (2) combination of the Developed Modification with products other than those supplied by ORION, and the claim would not have arisen but for such combination; (3) COUNTY's failure to use corrections or enhancements to the Developed Modification(s) made available by ORION which do not materially adversely affect the performance and functionality of the Developed Modifications, where the claim would not have arisen but for such failure. The foregoing represents ORION's entire liability to COUNTY in connection with claims alleging intellectual property infringement.

8.8     Limitations on Liability. NEITHER PARTY SHALL BE LIABLE UNDER ANY CONTRACT THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFICATION HAS BEEN GIVEN AS TO THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF EITHER PARTY FOR VIOLATION OF THE TERMS OF THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF THE TOTAL FEES PAID AND TO BE PAID UNDER THIS AGREEMENT. The foregoing Limitations on Liability shall not apply to the indemnity obligations against third party claims under section 8.7, the interest on unpaid balances set forth in section 6.3 nor the liquidated damages provisions of section 5.5.

9.     PROPRIETARY RIGHTS

Confidentiality. ORION and COUNTY each agree to hold in strictest confidence any information and material which is related to either Party's business, or which is designated as proprietary and confidential herein or otherwise by either Party in connection with the transactions contemplated by this Agreement. Each Party agrees that all material appropriately marked or represented as proprietary or confidential and furnished hereunder are provided for the Receiving Party's exclusive use for the purposes of this Agreement only. All such material shall remain the property of the Disclosing Party.

Proprietary and confidential information includes information related to trade secrets, client lists, criminal records, salaries, personnel, financial or other records relating to operations or business affairs of the Parties to this Agreement or their clients, as well as Source Code and know-how.

The Parties' obligations of confidentiality under this Agreement shall survive termination of this Agreement.

Both Parties acknowledge that disclosure of proprietary and confidential information in violation of this Section will immediately give rise to continuing irreparable injury to the aggrieved party inadequately compensable in damages at law. Accordingly, such aggrieved Party shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the aforesaid undertakings, in addition to any other remedies which may be available, and the other Party hereby consents to the obtaining of such injunctive relief.

COUNTY agrees to take all reasonable steps to insure that ORION's proprietary data are not disclosed to others, without prior written consent. Notwithstanding the foregoing, ORION agrees that COUNTY shall be permitted to disclose to its employees, affiliated agencies, their employees and authorized agents aspects of the system which are reasonably necessary to COUNTY's or Affiliate's use thereof, or required by applicable law, rule or regulation. The obligations of this Section shall similarly apply to employees, subcontractors or agents of ORION. Both Parties shall advise, in writing, each of its employees, subcontractors, agents and Affiliates of their obligations hereunder with respect to use, copying, modification, protection, and security of proprietary software and other proprietary and confidential information.

Each party (Recipient) shall protect the other party's proprietary and confidential information with at least the same degree of care and confidentiality that the Recipient uses for its own such information; will not use such information for purposes other than to carry out this Agreement; and will restrict access to proprietary and confidential Information to only those personnel within each Party's organization with a demonstrable need for access to such information.

Notwithstanding the foregoing, COUNTY is a governmental entity subject to disclosure obligations imposed by law or governmental authority, including the California Public Records Act. COUNTY agrees that information marked or otherwise identified as confidential by ORION, shall be treated as confidential, trade secret, commercially sensitive information, and will not be disclosed without affording ORION a reasonable opportunity to establish that such information is exempt from the disclosure obligation. ORION shall bear all costs and expenses, including any award of attorney's fees against COUNTY, associated with defense of its Confidential Information from public disclosure unless same are ordered by a court of competent jurisdiction. Notwithstanding the foregoing, ORION acknowledges that this Agreement and the terms and conditions hereof will become a matter of public record and are not subject to the confidentiality provisions hereof.

COUNTY will insure that, prior to disposing of any Hardware or media, that any licensed materials contained thereon have been erased or otherwise destroyed.

Recipient has no confidentiality obligation with respect to information that (a) was in the possession of, or was rightfully known by Recipient without a confidentiality obligation prior to receipt from Discloser; (b) is or becomes generally known to be public without violation of this Agreement; (c) is obtained by Recipient in good faith from a third party having the right to disclose it without a confidentiality obligation; (d) is independently developed by Recipient without the participation of individuals who have had access to ,the confidential information; or (e) is required to be disclosed by law or governmental authority, provided Recipient provides Discloser with reasonable advance written notice and only discloses the minimum amount of such information.

10.     INSURANCE

Insurance. ORION shall maintain in full force and effect with respect to itself and to each and any of its employees, agents or subcontractors such policies of insurance as will afford it with coverage consistent with good business practices for the size and type of business operated by ORION, and as otherwise required by applicable law, including without limitation the insurance specified in the "Certificate of Insurance, Service Contracts" attached hereto as Exhibit D. COUNTY and all affiliated agencies set forth in Exhibit A shall be named as additional insured's.

11. TERM TERMINATION

11.1     Term. This Agreement shall commence on the Effective Date and continue through the end of the maintenance agreement period. The contracted term is estimated to be five years, six months or until terminated in accordance with the express terms of this Agreement. Notwithstanding the foregoing, COUNTY and ORION may mutually agree, in writing, to extend this contract by Amendment.

11.1.1     Termination for Default or Insolvency. Either Party may terminate this Agreement on thirty (30) calendar days written notice in the event of an Event of Default, unless cured within the notice period or, if it cannot reasonably be so cured, diligent efforts to cure the alleged Event of Default are commenced within the notice period and are continued until the cure is completed, which shall be within a reasonable time. Events of Default are:
     (i) Except as expressly provided in subparagraph (ii) through (viii) below, any material default or breach of this Agreement by either Party which default or breach has or shall have continued for a period of thirty (30) days after notice from the other Party of such default or breach unless such breach or default can be cured, but is not reasonably susceptible to cure with such thirty (30) day period, in which case no Event of Default shall be deemed to have occurred or exist so long as the other Party has promptly commenced and shall diligently and continuously prosecute such a cure to completion;
     (ii) (a) After giving effect to extensions of time, if any, provided in this Agreement, the development of the System, determined by reference to the implementation plan, is delayed by more than ninety (90) days due to ORION's or its subcontractor's fault or negligence;
     (iii)(b) After giving effect to extensions of time, if any, provided in this Agreement, the development of the System, determined by reference to the implementation plan, is delayed by more than ninety (90) days due to COUNTY's or its Affiliate's fault, delay, or negligence;
     (iv) Either Party has abandoned the project;
     (v) ORION shall (a) generally not be paying its debts as they become due,(b) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, or insolvency under the laws of any jurisdiction, (c) make an assignment for the benefit of creditors, (d) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for ORION, or for any substantial part of the property of ORION, (e) be adjudicated insolvent; or (f) if any governmental entity of competent jurisdiction shall enter an order appointing, without consent of ORION, a custodian, receiver, trustee or other officer with similar powers with respect to ORION, or if any petition for any such relief shall be filed against ORION and such petition shall not be dismissed or stayed within sixty (60) days.
     (vi) ORION has failed to obtain or maintain the types and levels of insurance required by Section 10 herein;
     (vii) Breach by ORION of any of the warranties set forth in Section 8 herein.
     (viii) Insistence by COUNTY or Affiliates for Changes to which ORION cannot or will not agree.
     (ix) County refuses, for a period of ninety (90) days, to pay an undisputed amount due under the terms of this Agreement.

11.1.2     Termination Notice. Either Party shall, reserving to itself the right to receive such other damages or remedies as it may have pursuant to this Agreement, at law or in equity, have the right to terminate the Agreement, in whole or in part, by giving written notice of termination to the other Party on the occurrence of an Event of Default.

Any notice of termination by COUNTY hereunder (a "termination") shall specify the date ORION is to discontinue all work on the project, (the "termination Date"), and ORION shall discontinue all work hereunder on the Termination Date.

In the event of COUNTY's termination of this Agreement County may elect to return the CABS license in return for a full refund of all sums paid for CABS licensing.

Nothing contained in this Agreement shall be deemed to preclude ORION from attempting to cure any default or failure of performance prior to Termination unless and until COUNTY notifies ORION in writing to discontinue such efforts.

Nothing contained in this Agreement shall be construed to prevent COUNTY from using the System, as delivered at that time, to provide the basis for continuing the development of the System, or similar equipment or software, by itself or third parties.

Upon Termination for an Event of Default, neither Party shall: (1) incur nor pay any further obligation pursuant to this Agreement beyond the Termination Date, and (2) the Party in default will turn over to the other Party or its designees all books, records, documents and material specifically related hereto, including, but not limited to, the documentation and the technical data necessary to complete the System and/or operate and maintain the Computer Hardware and Software (including the extensible code to all software delivered by ORION and the object code, and source code to any Developed Modifications) supplied up to and including the Termination Date.

The PARTY's option hereunder shall be in addition to and not in lieu of any other remedies contained herein. Termination hereunder shall be in addition to all other remedies provided herein, as well as those available at law or in equity.

If either party terminates the other party for an Event of Default, and it is later determined that there was no default, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the termination had been issued "for convenience," except that the terminating party shall reimburse the other party for all damages sustained by reason of such wrongful termination.

11.2.1      Remedies in the Event of Default.

     (a) Upon Termination for an Event of Default by ORION, COUNTY will have the right, but not the obligation, to complete the System with its own personnel and /or with other contractors by whatever method it deems expedient so long as it does not violate any of the intellectual property rights or license rights conveyed or restricted under this Agreement.

     (b) Upon Termination for an Event of Default, ORION shall be liable for all damages resulting from the default, including, without limitation, either the difference between the System Price and the amount actually expended by COUNTY to complete the System, or the difference between the "value of the System" as existing on the Termination Date and the amounts theretofore paid and/or owning to ORION under the Agreement. ORION shall also remain liable for any other liabilities and claims related to the Agreement. For purposes of this Agreement, the "value of the System" shall mean the sum of the prices listed on Exhibit C for only those component parts of the system which have passed Initial Acceptance Tests. The foregoing notwithstanding, damages shall not exceed the total "system price" called for under this Agreement.

     (c) The terminating party may also bring any suit or proceeding for specific performance or for an injunction or to recover damages or to obtain any other relief or for any other purpose proper under this Agreement or otherwise.

11.2.2     Non-waiver; Remedies Cumulative. No course of dealing of either party, nor any delay or omission of either party in exercising any right or remedy granted under this Agreement shall operate as a waiver of any rights of the party hereunder, and every right and remedy hereunder shall be cumulative and, unless otherwise expressly provided, shall be in addition to every other right or remedy provided for herein or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or attempted exercise of any such rights or remedies shall not preclude the simultaneous or later exercise of any or all other such rights or remedies. Such rights or remedies may be exercised from time to time and as often as shall be deemed expedient.

11.3     Termination for Convenience. Either party may terminate this Agreement at any time by giving thirty days (30) written notice to the other party of such.

If COUNTY terminates ORION pursuant to this section, ORION will be paid for windup and termination costs that ORION reasonably incurs, in addition to all amounts earned hereunder, including Hold Backs. For the purpose of this section, "windup and termination" costs shall include such costs as penalties for early termination of automobile and apartment leases, liabilities and termination settlement costs from approved subcontracts, and costs of non-refundable advance purchased airplane tickets. Notwithstanding the foregoing: (i)ORION shall use reasonable efforts to mitigate its damages in the event of such termination and minimize all such costs, and (ii) the total amount paid in the event of such termination for convenience shall not exceed the total System Price. COUNTY may, at its sole option, terminate this Agreement in accordance with this section at the end of any County Fiscal Year, for reason of non-appropriation of funds.

11.4     Additional Remedy Upon termination by either party, whether for cause or for convenience, COUNTY may return all licenses and software which cannot be used by COUNTY. If said licenses and software are returned by COUNTY, ORION shall refund those fees paid for the licenses returned. In such case County will deliver up all Software previously delivered to it and will retain no copies of the Software in any form or media.

11.5     Transition Services Upon Termination. If this Agreement or any portion thereof is terminated for convenience, upon COUNTY's decision to retain the work product COUNTY shall pay for services performed and those portions of the deliverables it has received, less any disputed amounts, due hereunder, including Hold Backs, and upon receiving such payment, ORION shall immediately turn over to COUNTY all project materials, data, working papers, Deliverables, partially complete Deliverables, and any materials or data provided by COUNTY to ORION in connection with this Agreement. Upon COUNTYs request and for compensation at the rates set forth on Exhibit C, ORION shall also provide reasonable training for COUNTY personnel and other transition services as reasonably requested by COUNTY.

11.6     Survival. In the event of termination of this Agreement, Sections 8, 9, 10, and 11 shall survive and continue in effect.

12.     COMPLIANCE WITH COUNTY POLICIES

12.1     Drug Free Workplace. ORION will take the necessary steps to inform its employees, agents and subcontractors regarding COUNTY's policy of maintaining a drug-free workplace. This policy prohibits the unlawful manufacture, distribt4lign, dispensation, possession and/or use of controlled substances in the workplace.Controlled substances are those defined in 21 USC Section 812 and include, but are not limited to, such substances as marijuana, heroin, cocaine and amphetamines. The workplace is presumed to include all Alameda County facilities and those of the affiliates set forth in Exhibit A and premises where COUNTY and affiliate employees may visit in the execution of their job duties such as homes, schools, hospitals, etc. This policy is an essential condition of this Agreement and a violation of this policy by ORION's employees, agents or subcontractors will constitute a breach. In addition, such individuals who unlawfully manufacture, distribute, dispense, possess or use controlled substances in the COUNTY workplace may, among other things, be barred from further work for and in the COUNTY's and Affiliate's facilities as well as from future consideration.

12.2     Equal Opportunity. ORION will comply with Title VII of the Civil Rights Act of 1964 and no person shall be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under this Agreement, on the grounds of race, creed, color, sex, sexual orientation, religion, political affiliation, national origin, handicap, or Vietnam Veteran status.

12.3     Immigration Naturalization Service Requirements. In compliance with the Immigration Reform and Control Act of 1986, ORION will require all persons in its employ to provide the necessary documentation to establish identity and employment eligibility. COUNTY requires that all personnel employed be eligible for employment in the United States and have substantiated their eligibility to ORION.

12.4     Non-Discrimination. ORION shall not discriminate against any employee or applicant for employment because of race, sex, age (over 40), religion, national origin, color, ethnicity, disability (mental or physical), political affiliation, sexual orientation, marital status, medical condition, or the conditions of Acquired Immune Deficiency Syndrome (AIDS) and AIDS Related Complex (ARC). ORION shall take affirmative action to assure that applicants are employed, and that employees are treated during the employment without regard to their race, sex, age (over 40), religion, national origin, color, ethnicity, disability (mental or physical), political affiliation, sexual orientation, marital status, medical condition, or the conditions of Acquired Immune Deficiency Syndrome (AIDS) and AIDS Related Complex (ARC). Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer, recruitment advertising; layoff or termination; rates of pay or form of compensation, and selection for training, including apprenticeship. ORION shall not, in connection with the employment, advancement or discharge of employees, discriminate because of their age except upon the basis of a bona-fide occupational requirement, retirement plan or statutory regulation. ORION shall not employ discriminatory practices against any person in the performance of any services hereunder on the basis of race, sex, age (over 40), religion, national origin, color, ethnicity, disability (mental or physical, political affiliation, sexual orientation, marital status, medical condition, or the conditions of Acquired Immune Deficiency Syndrome (AIDS) and AIDS Related Complex (ARC).

12.5     Conflict of Interest. ORION certifies that no officer, member or employee of COUNTY and no member of its governing bodies shall have any pecuniary interest, direct or indirect, in this Agreement or the proceeds thereof. No ORION employee, agent or subcontractor nor member of the family of the same, shall serve on a COUNTY board, committee, or hold any such position which either by rule, practice or action nominates, recommends, supervises ORION's operation or authorizes funding to ORION.

12.6     Use of COUNTY Property. ORION shall not use COUNTY's premises, property (including equipment, instruments or supplies) or personnel for any purpose other than in the performance of its obligations under this Agreement.

12.7     Access to Law Enforcement Information. The parties agree that performance of this Agreement requires access to confidential law enforcement information. Each individual assigned by ORION to work with such information shall be subject to an extensive background investigation, and shall fully cooperate with the Alameda County Sheriffs Office in the performance of such investigation. COUNTY may, at its sole discretion and without explanation, reject an individual based on the results of said background investigation, and ORION shall immediately appoint a replacement.

13.     MISCELLANEOUS

13.1     Assignment. Neither party may assign any rights, duties, obligations or interest in this Agreement without the prior written consent of the other party. Any attempt to do so will be void. A change of ownership of ORION is not an Assignment subject to this section.

13.2     Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflict of law provisions thereof. The parties agree that the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California and U.S. Federal courts having within their jurisdiction the County of Alameda, California. Both parties consent to the jurisdiction of such court and waive any objections regarding venue in such courts.

13.3     Disputes, Attorney Fees, Costs and Expenses. In Any lawsuit arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses. Any claims arising out of the Agreement shall be governed by the applicable California Code.

13.4     Entire Agreement. Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties, which supercedes and merges all prior proposals, understandings, between the parties relating to the subject matter of this Agreement. As used herein, Agreement refers to this "Systems Integration Agreement," together with any documents incorporated herein by reference and any exhibits or attachments. This Agreement supersedes and merges all previous understandings, and all other agreements, written or oral, between the parties and sets forth the entire understanding of the parties regarding the subject matter hereof. In the event of conflict between the terms of this document entitled Systems Integration Agreement and any such exhibits, documents or attachments, the terms of this document shall govern unless otherwise stated in writing. The parties acknowledge that, except as stated herein, there are no other third party beneficiaries to this Agreement. This Agreement may not be modified or altered except by a written instrument duly executed by both parties. This Agreement may not be modified by verbal or electronic communication.

13.5     Force Majeure. In the event that either party is unable to perform its obligations under this Agreement due to causes beyond its reasonable control, including without limitation acts of God, fire, flood, war, government action, power shortages, telephone failures, product shortages, strikes, or other serious labor disputes the affected party shall immediately give notice to the other party that an event of Force Majeure has occurred and use commercially reasonable efforts to resume performance. Upon receipt of such notice, performance times shall be considered extended for a period of time equivalent to the time lost because of any such delay, within reasonable limits. Any event related to a failure of Year 2000 Compliance shall not be considered Force Majeure hereunder.

13.6     Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

13.7     Independent Contractor. Notwithstanding any provision hereof, for all purposes of this Agreement, ORION hereby agrees that it is engaged as an independent contractor and not as an agent or employee of the COUNTY; that it has and retains the right to exercise control and supervision of the work and full control over the employment, direction, compensation and discharge of all persons assisting in the work; that it will be solely responsible for wages, including withholding of income taxes, social security taxes and preparation and filing of IRS W2 and 1099 forms for each individual furnished to the COUNTY under this contract, workers' compensation :premiums, compliance with OSHA and all employment-related regulations relating to its employees; and that it will be responsible for its own acts and those of its subordinates, employees and agents during the term of this contract. ORION agrees that as an independent contractor it is solely responsible for all Federal, State and Local taxes. ORION further agrees that its officers and employees do not become employees of the COUNTY, nor are they entitled to any COUNTY employee benefits as a result of the execution of this contract.

13.8     No Election of Remedies. The remedies provided herein, including without limitation those regarding termination, shall be cumulative and in addition to any other remedies provided by law or equity.

13.9     Notices. All notices under this Agreement shall be in writing, and shall be deemed given (i) if by hand delivery, upon receipt thereof, (ii) the day following delivery to a recognized overnight carrier, (iii) when sent by confirmed telecopy to the number specified below, or (iv) if mailed via certified or registered U.S. Mail, return receipt requested, and addressed as follows (being sent by prepaid certified U.S. Mail to the Project Manager at the addresses specified in this Agreement or such other address as such party last provided to the other by written notice.);

If to COUNTY:

Alameda County Sheriffs Office
1401 Lakeside Drive
7 th Floor
Oakland, Ca. 94612-4305
Attn: Nicholas Aracic
Fax: (510) 208-9837

If to ORION:

ORION SCIENTIFIC SYSTEMS
8880 Cal Center Drive, Suite 430
Sacramento, Ca. 95826
Attn: Eric Zidenberg
Fax: 916-366-4646

OR

ORION SCIENTIFIC SYSTEMS
19800 MacArthur Boulevard, Suite 480
Irvine, California 92612
Attn: Edward S. Heyman
Fax: 949-261-0243

13.10      No Waiver. The failure of either the COUNTY or ORION to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.11     Modification. No Changes, modifications or waivers shall be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

13.12     Severability. The invalidity in whole or in part of any provision(s) of this Agreement shall not affect the validity of any other provision(s) of this Agreement. If any provision of this Agreement is unenforceable, the remainder of this Agreement shall remain in full force and effect provided the severed provision does not alter the intent of the Agreement.

13.13     COUNTY Audit. During the Term of this Agreement and for so long as may be required by the agency providing grant funds, but no less than one year after the term of this Agreement, COUNTY shall have the right to audit all accounting records pertaining to the services performed and the amounts charged hereunder. The extent of records that may be reviewed by the COUNTY and its designated representatives under the contract shall be restricted to those records that are reasonably necessary to verify the accuracy of ORION's invoices and the amounts charged hereunder, to be conducted at ORION's premises during regular business hours, following a ten day prior written notice, and subject to ORION's reasonable written security policies and practices. COUNTY shall be responsible for all costs associated with such audit and shall limit, to the extent reasonably possible, any disruption to ORION's business operations; provided, however, that ORION shall be responsible for the amount of any discrepancy found as a result of such audit.

13.14     Advertising or Publicity. ORION shall not use the name of COUNTY, its officers, directors, employees or agents, in advertising or publicity releases or otherwise without securing the prior written consent of COUNTY in each instance.

13.15     Compliance with Laws. Both parties shall retain responsibility for their respective compliance with all federal, state, County, and local laws and regulations.

13.16     COUNTY Responsibilities. In addition to any particular items which may be specified in the proposal, COUNTY shall supply on-site ORION personnel with suitable office space, desks, storage, furniture, and other normal office equipment support, telephone service, postage, copying, and general office supplies which may be necessary in connection with ORION's performance of the services.

COUNTY is responsible for providing required information, data, documentation, access to facilities, personnel, and test data to facilitate ORION's work, and will provide such additional assistance and services as is specifically set forth in the Statement of Work.

Delay or failure by the COUNTY to fulfill the above described responsibilities, such that ORION or its approved subcontractor(s) are prevented from performing in accordance with the requirements and schedule of the Agreement, may result in additional costs to the COUNTY and deviations from previously agreed upon work schedules, Deliverables and Milestones. Should ORION determine that a delay exists, or is probable due to a failure by the COUNTY, ORION shall promptly notify the COUNTY Project Manager in writing immediately.

In the event that ORION is required to modify any software code that is not owned by COUNTY, it is the responsibility of COUNTY (licensee) to deliver to ORION, in a timely manner, a license agreement or other written consent from such third party vendor (licensor) adequate to allow the COUNTY and ORION to modify the software code in accordance with the requirements herein.

It is the responsibility of the COUNTY to (i) assign, direct, and manage technically proficient personnel as required herein, and (ii) determine if, when, and/or how any recommendations made by ORION under the project are to be acted upon by the COUNTY.

14.     Material Representations. Each party shall be entitled to reasonably rely on the material representations and instructions provided by the other party in the performance of the services hereunder.

15.     Warranty of Contracting Authority. The COUNTY of Alameda and ORION warrant that their respective representatives, the undersigned, are authorized to execute this Agreement.

THE COUNTY OF ALAMEDA		ORION Scientific Systems

By:	/s/ (signed)	By:	/s/ Edward S. Heyman

Edward S. Heyman Vice President, CFO

Dated:	03 Oct 2000	Dated:	21 Sept 2000

Approved as to Form

RICHARD E. WINNIE, County Counsel

		By:	/s/ (signed)

I hereby certify under penalty of perjury that the President of the Board of Supervisors was duly authorized to execute this document on behalf of the County of Alameda by a majority vote of the Board on 10/3/00; and that a copy has been delivered to the President as provided by Government Code Section 25103.

Date:	10/4/00	ATTEST:
CRYSTAL K. HISHIDA, Clerk of the Board of Supervisors, County of Alameda, State of California

		By:	/s/ (signed)

EXHIBIT A

INSTALLATION SITES

All sites at which hardware is to be delivered, software is to be installed and system integration and training is to take place are attached hereto.

EXHIBIT A

Digital Imaging Locations by Agency
Agency	Alameda County District Attorney
Location	Street	City	Zip	Connection
DA Alameda	2233 Shoreline Drive	Alameda	94501-6227	Frame Relay T-1
DA Berkeley	2120 Martin Luther King Jr. Way	Berkeley	94704-1175	Frame Relay T-1
DA Fremont	39439 Paseo Padre Parkway	Fremont	94538-4742	T-1
DA Hayward	24405 Amador Street	Hayward	94544-1314	Microwave T-1
DA Main	1225 Fallon Street	Oakland	94612-4292	Backbone
DA Oakland	661 Washington Street	Oakland	94607-3986	FDDI
DA Pleasanton	3672 Stoneridge Drive	Pleasanton	94588-8559	Frame Relay T-1

Agency	Alameda County Information Technology Department
Location	Street	City	Zip	Connection
AFIS Room - ITD	1221 Oak Street	Oakland	94612-4290	Backbone

Agency	Alameda County Sheriff's Office
Location	Street	City	Zip	Connection
Central Identification Bureau	1401 Lakeside Drive, 7th Floor	Oakland	94612-4305	Ethernet 10 Mbps
Community Re-Entry Center	2425 E. 12th Street	Oakland	94601-1094	Frame Relay T-1
Eden Township Substation	15001 Foothill Boulevard	San Leandro	94578-1016	Microwave T-1
Narcotics Task Force	333 Hegenberger Road, Suite 415	Oakland	94621-1461	Frame Relay T-1 (coming)
North County Jail	550 6th Street	Oakland	94607-3946	FDDI Ethernet 10/100
Santa Rita Jail ITR	5325 Broder Boulevard	Dublin	94568-3309	Frame Relay T-1
Sheriff's Office Administration	1401 Lakeside Drive, 12th Floor	Oakland	94612-4305	Token Ring 16mbps

Agency	Bay Area Rapid Transit District Police Department
Location	Street	City	Zip	Connection
BART Police Department	800 Madison Street	Oakland	94607-4774	Frame Relay 128k

Agency	California Highway Patrol
Location	Street	City	Zip	Connection
CHP Castro Valley	3615 Casto Valley Boulevard	Castro Valley	94546-4403	Frame Relay T-1
CHP Dublin	4999 Gleason Drive	Dublin	94568-7643
CHP Hayward	2434 Whipple Road	Hayward	94544-7889
CHP Oakland	3601 Telegraph Avenue	Oakland	94609-2498

Agency	City of Alameda Police Department
Location	Street	City	Zip	Connection
Alameda Police Department	1555 Oak Street	Alameda	94501-2931

Agency	City of Albany Police Department
Location	Street	City	Zip	Connection
Albany Police Department	1000 San Pablo Avenue	Albany	94706-2296

Agency	City of Berkeley Police Department
Location	Street	City	Zip	Connection
Berkeley Police Department	2171 McKinley Avenue	Berkeley	94703-1596	Frame Relay T-1

Agency	City of Dublin Police Department
Location	Street	City	Zip	Connection
Dublin Police Department	100 Civic Plaza	Dublin	94568-2658	Frame Relay 56k or T-1

Agency	City of Emeryville Police Department
Location	Street	City	Zip	Connection
Emeryville Police Department	2449 Powell Street	Emeryville	94608-1699	Frame Relay T-1

Agency	City of Fremont Police Department
Location	Street	City	Zip	Connection
Fremont Police Department	2000 Stevenson Boulevard	Fremont	94538-2359	Frame Relay T-1

Agency	City of Hayward Police Department
Location	Street	City	Zip	Connection
Hayward Police Department	300 West Winton Avenue	Hayward	94544-1137	Frame Relay T-1

Agency	City of Livermore Police Department
Location	Street	City	Zip	Connection
Livermore Police Department	1110 South Livermore Avenue	Livermore	94550-9315

Agency	City of Newark Police Department
Location	Street	City	Zip	Connection
Newark Police Department	37101 Newark Boulevard	Newark	94560-3796

Agency	City of Oakland Police Department
Location	Street	City	Zip	Connection
Oakland Police Department	455 Seventh Street	Oakland	94607-3985	FDDI

Agency	City of Piedmont Police Department
Location	Street	City	Zip	Connection
Piedmont Police Department	403 Highland Avenue	Piedmont	94611-4025	Frame Relay 56k or T-1

Agency	City of Pleasanton Police Department
Location	Street	City	Zip	Connection
Pleasanton Police Department	4883 Bernal Avenue	Pleasanton	94566-1101	Frame Relay 56k or T-1

Agency	City of San Leandro Police Department
Location	Street	City	Zip	Connection
San Leandro Police Department	901 East 14th Street	San Leandro	94577-3786	Frame Relay T-1

Agency	City of Union City Police Department
Location	Street	City	Zip	Connection
Union City Police Department	34009 Alvarado Niles Road	Union City	94587-4497	Frame relay (?)

Agency	CSU Hayward Department of Public Safety
Location	Street	City	Zip	Connection
CSU Hayward Police Department	25800 Carlos Bee Boulevard	Hayward	94542-3001	None

Agency	East Bay Regional Park District Department of Public Safety
Location	Street	City	Zip	Connection
EBRPD Police Department	17930 Lake Chabot Road	Castro Valley	94546-1950	Frame Relay T-1

Agency	ORION Scientific Systems, Inc.
Location	Street	City	Zip	Connection
ORION Headquarters	19800 MacArthur Boulevard, Suite 480	Irvine	92612-2472
ORION Sacramento	8880 Cal Center Drive, Suite 430	Sacramento	95826-3266

Agency	UC Berkeley Police Department
Location	Street	City	Zip	Connection
UC Berkeley Police Department	#1 Sproul Hall	Berkeley	94720-0001	Frame Relay T-1

EXHIBIT B

STATEMENT OF WORK, DELIVERABLES

The specific work to be done by ORION including the statement of work, the deliverables, the installation, modification and integration of the Hardware and Software, Testing, Acceptance, Documentation and Training shall be as described in the body of the contract, this Exhibit B and as derived from the Request for Proposal issued by the County of Alameda, number 002-1-0264, addenda dated May 4, 1999 and the Proposal submitted by Orion dated July 16, 1999, all of which are attached hereto as Attachments 1 through 3.

STATEMENT OF WORK

The statement of work shall be as described in pages 39 through 46 of the Proposal submitted by Orion dated July 16, 1999.

DELIVERABLES

1.     IMPLEMENTATION SCHEDULE

Prior to commencement of the contract ORION shall provide COUNTY with an implementation schedule which shall be approved by COUNTY and which shall then be used to guide the completion of the requirements of this Contract. The implementation schedule shall be based upon the Tasks described at pages 39 through 46 of Orion's Proposal. The "milestones" shall be the completion of each of the seven primary tasks.

2.     HARDWARE

The specific hardware to be delivered shall be discussed and approved with County before actual orders are placed. COUNTY desires to use the budgeted amount identified on page 50 of ORION's proposal dated July 16, 1999 to acquire the most technologically advanced equipment available at the time which can reasonably, reliably, and effectively be

EXHIBIT B

1

used within the proposed budget, to carry out the purposes of this Agreement. As of the time of entering into the Agreement, the following items constitute the general description of the Hardware deliverables:

One Central Server
One storage array
Four Transaction servers,
Thirteen local servers,
Nineteen Photo Imaging Capture Workstations.
Thirty-one Photo Imaging Workstations,
Thirty-seven Photo Printers
Four ID Card Printers
Three Armband Printers.
All of the above to be supplied with related peripherals.
In addition a tape backup system will be provided on the central server.
Automated backups will be provided. In addition the drives on the central server will be mirrored and hot swappable. There shall be replication capacity between the local servers and the central server. Hardware shall be rack mounted or strapped and secured tomeet seismic activity protection
A Rewritable CD drive for archived purged records.
(Unless otherwise agreed between the parties the Hardware shall be as specifically described on page 26 through 30 of the Proposal submitted by
Orion dated July 16,1999.)

 3.     SOFTWARE
The software to be delivered shall be as described below: Digital identification and image management software and related products as follows:

IMAGIS CASCADE computerized Arrest and Booking System (CABS) licenses to each of the installation sites, including Offender, Staff, Positive-ID, Property-ID and Administrative modules to each of the agencies identified in Exhibit A.

A single Mobile Module license for each agency identified on Exhibit A. Additional Mobile Module licenses may be purchased at the rate of $ 450

EXHIBIT B

2

(four hundred fifty dollars) per license.

All such software will be subject to specific customization in order to accomplish integration with the Hardware supplied and so that the following described functionality is achieved.

4.     INTEGRATION

Data and images will be replicated from local servers to the central server, including when such data or images are modified. The System will recognize if an error occurs during update process and correct it when the link is restored.

The system shall be capable of scanning negatives and converting them to digital images, A copy of the central database will be archived on the server as an archive database.

An automated purge function will be part of the integrated system.

The System shall:

support migration from analog to digital cameras.
permit partitioning of files so Affiliate agencies will have secure file space.
import digital photos from any other system so long as they are stored in a recognizable format.
support the display of color images with data from mainframe systems such as MIS and CORPUS on the same screen.
interface between CABS and Livescan.
interface to receive data from CORPUS
allow transfer of digitized photo from Digital Imaging System to the PID allow the transfer of the PID fingerprint image to the Digital Image system for display with the digitized photo.
accept information from CORPUS as it is updated
interface to update CABS database with most recent and new

EXHIBIT B

3

information entered on CORPUS and visa versa.

Integration of Digitized Image record updates shall be as set forth on pages 25 of the Orion proposal dated July 16, 1999. The deliverables for integration shall take the form of professional services by ORION staff, employees and agents.

5.     PROGRESS REPORTS

Progress reports shall be made in the manner and frequency agreed upon between the ORION Project manager and the COUNTY Project manager.

6.     DOCUMENTATION

A copy of appropriate documentation shall be delivered to each of the installation points listed on exhibit A. Documentation shall include copies of all documentation described on page 33 of the Proposal submitted by ORION on July 16, 1999. ORION may supply PDF versions of the documentation in lieu of a printed version.

7.     TRAINING

Training shall be as described on pages 32 and 33 of the Proposal submitted by ORION on July 16,1999.

8.     WARRANTY / SUPPORT / MAINTENANCE

For the first year following acceptance of the System ORION shall supply support under the warranty provisions of the Agreement, for the second year ORION shall supply maintenance and support on a full time bases. For the third year ORION shall supply maintenance and support on a half time basis. For the fourth and fifth years ORION shall supply maintenance and support on a one quarter time basis.

EXHIBIT B

4

EXHIBIT C
PAYMENT, WITHHOLD SCHEDULES

In consideration for the services described in the Agreement and Exhibit B, COUNTY shall pay ORION not to exceed two million five hundred sixty four thousand and twenty dollars ($2,564,020.) divided into the following installments:

Hardware:

Upon the installation and acceptance of the hardware approved by COUNTY, ORION may invoice COUNTY for the hardware delivered and accepted. COUNTY shall pay for hardware upon delivery and acceptance in accordance with the agreed price per unit.

Hardware Costs shall be verified by presentation of Bills of Sale or Purchase Orders for Hardware items showing each item, amount, quantity, and date of purchase or obligation. It is expected by the parties that the cost of the hardware will not exceed the budgeted amount of three hundred seventy eight thousand six hundred seventy ($378,670) dollars.

Hardware Costs shall not be subject to the withhold provisions.

Software
CABS License
 ORION shall invoice and COUNTY shall pay ORION a total of $1,250,000 (one million two hundred fifty thousand dollars) for the CABS Software, according to the following schedule:

30% ($375,000) upon Delivery and Installation of the software
30% ($375,000) upon software acceptance
40% ($500,000) upon final acceptance of the System

EXHIBIT C

1

The CABS License costs shall not be subject to the withhold provisions.

System Interface Costs

Total consideration for the System Interface Costs shall not exceed five hundred ten thousand, seven hundred and sixty dollars ($510,760.) ORION shall invoice COUNTY monthly for services actually rendered in accordance with the rates quoted at pages 47 and 48 of ORION's Proposal. Subject to the withhold provisions below COUNTY shall pay such invoices in accordance with the procedures contained in Section 6 of this Agreement.

Miscellaneous

Total consideration for the Project Management, training and documentation shall be two hundred four thousand five hundred ninety ($204,590) dollars. Subject to the withhold provisions below, County shall pay for said services on a monthly basis after the services have been rendered and accepted by COUNTY.

Maintenance Total consideration for Maintenance and Support shall be two hundred twenty thousand ($220,000) dollars. COUNTY shall pay for said services on an annual basis. There shall be a payment due for the second year following final acceptance of the System at the beginning of the year in the amount of one hundred ten thousand ($110,000) dollars. The COUNTY shall pay at the beginning of the third year the sum of fifty five thousand ($55,000) dollars. The COUNTY shall pay at the beginning of the fourth and fifth years the sum of twenty seven thousand five hundred ($27,500) dollars each.

Maintenance Costs shall not be subject to the withhold provisions.

Withhold

EXHIBIT C

2

The face amount of all invoices for System Interface and Miscellaneous Costs shall be adjusted by a factor of 10% of each invoice to be withheld by the County for payment as follows:

a.)     One half of the amount withheld shall be retained until completion of the Task for which the progress payment was made. Upon determination by COUNTY that the task has been completed to COUNTY's satisfaction, COUNTY shall immediately pay to ORION the five (5%) percent withheld from the invoices submitted to that date.

b.)     The balance of the invoice amount shall be withheld until the final acceptance of the System. Upon System Acceptance, delivery of the documentation and completion all training in use of the system, COUNTY shall immediately pay to ORION the remaining percent withheld from all System Interface and Miscellaneous Costs invoices.

Payments
 Payments shall be mailed by COUNTY to ORION within 35 days of receipt of the properly invoiced bills for funds due and payable in accordance with the above and terms of the Agreement. Any delay in remitting payment shall result in interest penalties.

EXHIBIT C

3

EXHIBIT D
INSURANCE REQUIREMENTS

This page has been left intentionally blank.

EXHIBIT D

EXHIBIT E
MAINTENANCE AGREEMENT

1.     System Maintenance

ORION shall, throughout the Agreement period of performance, be responsible for maintaining the System delivered under this Agreement. ORION shall keep the System in good operating condition and shall always be responsive to the maintenance requirements of the COUNTY. The respective equipment vendors shall provide Hardware and Third Party Software maintenance. System maintenance shall be provided in accordance with this Agreement, with the period of maintenance coverage, locations, etc., listed in the body of the Agreement.

2.     Responsibilities of ORION

This maintenance service includes the following:

a.     Scheduled preventative maintenance based upon the specific needs of the individual components as determined by their manufacturer. Preventative maintenance shall be performed on a schedule which is mutually acceptable to the COUNTY and ORION, which is consistent with the COUNTY's operating requirements, and which is based on specific needs of System components as determined by the manufacturer. Such schedules will be in writing and shall specify the frequency and duration of preventative maintenance.

b.     Unscheduled, on-call remedial maintenance. Remedial maintenance shall be commenced promptly after notification by an authorized COUNTY representative that the System or component is inoperable. Response times shall be as stated in the body of the Agreement.

3.     Responsibilities of COUNTY

a.     The COUNTY shall provide an appropriate operating environment, including temperature, humidity, and electrical power controls, in accordance with the environmental requirements contained in the manufacturers' published specifications.

EXHIBIT E

1

b.     Unless mutually agreed upon by the COUNTY and ORION, COUNTY Personnel will not perform maintenance or attempt repairs to the equipment while such equipment is governed by the terms of this Agreement.

c.     Subject to the COUNTYs security regulations, ORION personnel shall have full and free access to the facility(ies) and equipment to provide service thereon.

4.     Maintenance Coverage

a.     Period of Maintenance Coverage

i.     The COUNTY may select a period or periods of maintenance coverage, as provided for in the Agreement.

ii.     The COUNTY may change its selected period of maintenance by giving ORION fifteen (15) days notice.

b.     Preventative Maintenance (Scheduled). Scheduled Preventative Maintenance shall be performed within a fixed Maintenance Period. There will be no additional charge for any scheduled maintenance performed within the fixed Maintenance Period.

c.     Remedial Maintenance (unscheduled)

i.     Remedial maintenance will be performed following notification by authorized COUNTY representative that the System is malfunctioning.

ii.     ORION shall provide the COUNTY with a designated, "24x7" point of contact, and will initiate the remedial maintenance.

iii.     There will be no additional maintenance charges for

1.     remedial maintenance during the period of maintenance coverage unless the maintenance is due to the fault or negligence of the COUNTY or Affiliate.

2.     remedial maintenance required because the scheduled preventative maintenance has not been performed, unless the COUNTY failed to provide scheduled access to the System.

EXHIBIT E

2

5.     Maintenance Charges.

The Maintenance charges described in the Agreement include all maintenance costs, and the COUNTY will pay no additional charges unless specifically set forth in this Agreement, or Third Party Hardware Vendor Service Agreements. ORION's maintenance rates shall remain fixed as quoted in ORION's proposal, for the term of the Agreement.

6.     Engineering Changes

Engineering changes, determined applicable by ORION, will be controlled and installed by ORION on Hardware covered by this Agreement. COUNTY may elect to have only mandatory changes. A written notice to this effect must be provided to ORION for confirmation that no non-mandatory engineering changes are to be made. Any ORION-initiated change to the System shall be made at a time mutually agreed to by ORION and the COUNTY. ORION reserves the right to charge, at its then current time and materials rates, for additional maintenance time and materials required due to non-installation of applicable engineering changes after ORION has made reasonable efforts to secure time to install such changes, and System failure, can be attributed to the applicable engineering change not having been made in a timely fashion.

7.     Relocation of Hardware or Equipment

a.     In the event the Hardware or equipment being maintained under the terms and conditions of this Agreement is moved to another location within the COUNTY, ORION shall continue to maintain the equipment at the new location, ceteris paribus.

b.     The charges for ORION to dismantle and pack the equipment and install it at the new location shall be at the rates set forth in the contract. The COUNTY agrees to pay all costs incidental to any move, including costs for packing, crating, rigging, transportation, unpacking, uncrating, insurance, installation, State and local sales tax, if any; unless otherwise stipulated.

c.     If ORION is responsible for the move, no re-certification charges to confirm continued maintenance will be required. If the move is conducted by other that ORION, COUNTY agrees to pay re-certification charges to ORION at rates set forth in the Agreement.

EXHIBIT E

3

8.     Termination

Notwithstanding the Termination for Convenience provisions at Section 11.3 in the body of the Agreement, and the Maintenance provisions contained at Section 2.3.9 therein, COUNTY may terminate maintenance for any or all components of the System, upon thirty days written notice to ORION.

EXHIBIT E

4